Exhibit 15.2

May 11, 2018

AmeriServ Financial, Inc.
216 Franklin Street
P.O. Box 520
Johnstown, Pennsylvania 15907-0520

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of AmeriServ Financial, Inc. and subsidiaries for the three-month periods ended March 31, 2018 and 2017, as indicated in our report dated May 11, 2018; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, are incorporated by reference in the following Registration Statements:

Registration Statement No. 333-176869 on Form S-8
Registration Statement No. 333-67600 on Form S-8

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Sincerely,

/s/ S.R. Snodgrass, P.C.